Exhibit 10.3(a)

AVNET, INC.

AWARD LETTER FOR RESTRICTED STOCK UNITS AWARD

UNDER THE

AVNET, INC. 2021 STOCK COMPENSATION AND INCENTIVE PLAN

Avnet, Inc. hereby grants to the Grantee named below an award (“Award”) of restricted stock units specified below pursuant to the Avnet, Inc. 2021 Stock Compensation and Incentive Plan (“Plan”) and upon the terms and conditions set forth in this Award Letter, the Plan, and the Standard Terms and Conditions for Restricted Stock Unit Awards (“Standard Terms and Conditions”) attached to this Award Letter:

Grant Date: [__________] (“Grant Date”)

Grantee: [__________] (“Grantee”)

Restricted Stock Units Granted:  [ _____] (“RSUs”)

Vesting Schedule: As set forth in the Standard Terms and Conditions.

By accepting this Award, the Grantee acknowledges that he or she has received and read, and agrees that these RSUs shall be subject to the terms of the Plan, this Award Letter and the attached Standard Terms and Conditions.

Avnet, Inc.

By: ______________

Title: _____________

AVNET, INC.

STANDARD TERMS AND CONDITIONS

FOR RESTRICTED STOCK UNIT AWARDS UNDER THE

AVNET, INC. 2021 STOCK COMPENSATION AND INCENTIVE PLAN

These Standard Terms and Conditions for Restricted Stock Unit Awards (the “Standard Terms and Conditions”) apply to the grant (“Award”) of restricted stock units (“RSUs”) on the Grant Date by Avnet, Inc. (“Avnet” or the “Company”) to the Grantee pursuant to the Award Letter and Avnet, Inc. 2021 Stock Compensation and Incentive Plan (“Plan”). These Standard Terms and Conditions apply to any restricted stock units granted under the Plan. For purposes of these Standard Terms and Conditions, the “Company” refers to Avnet and its subsidiaries.

1.	TERMS OF RSUs

Provided that the Grantee has accepted these Standard Terms and Conditions on or before [Acceptance Date], the Company has granted to the Grantee an Award of RSUs covering the shares of Avnet’s common stock (“Stock”) as provided in the Award Letter, subject to the terms and conditions set forth in these Standard Terms and Conditions and the Plan.

2.	VESTING AND PERFORMANCE

The RSUs shall vest in accordance with the vesting schedule set forth in [________________] and are subject to the provisions of these Standard Terms and Conditions and the Plan. Upon vesting, one share of Stock shall be issuable for each RSU that vests.  Thereafter, the Company shall transfer such Stock to the Grantee during the Grantee’s tax year in which vesting occurs, as soon as practicable after the satisfaction of all required tax withholding obligations, securities law registration and other requirements, and applicable stock exchange listing.

The Grantee shall not acquire or have any rights as a shareholder of Avnet by virtue of the Award evidenced by the Award Letter or these Standard Terms and Conditions until the Stock issuable pursuant to this Award are actually issued and delivered to the Grantee in accordance with the terms of the Plan, the Award Letter and these Standard Terms and Conditions.

3.	TERMINATION OF EMPLOYMENT OR SERVICE

Except as provided below with respect to death or Retirement (as defined below), if the Grantee ceases to be employed by, or ceases providing services to, the Company for any reason before the RSUs have vested pursuant to Paragraph 2, the Grantee shall immediately forfeit all of the RSUs without consideration therefor. This Section 3 shall apply to a Grantee who has not provided services to the Company for twelve consecutive months due to long-term disability leave.

4.	DEATH

If the Grantee’s employment with or service to the Company terminates or ceases by reason of the Grantee’s death, the RSUs shall become immediately and fully vested and payable, and one share of Stock shall be issued for each RSU on a date determined by the Company, which date shall be no later than 90 days after the Grantee’s death.

5.	RETIREMENT

If the Grantee’s employment with or service to the Company terminates or ceases by reason of Retirement on or after the one-year anniversary of the Grant Date and before the Award has become fully vested, the RSUs shall continue to vest in accordance with the schedule prescribed by Paragraph 2 (subject to acceleration in the event of death pursuant to Paragraph 4).  One share of Stock shall be delivered with respect to each vested RSU at the time prescribed by Paragraph 2 or Paragraph 4, as applicable. For purposes hereof, a cessation of employment will be treated as a “Retirement” if (and only if) (a) the cessation of employment occurs after (I) the Grantee has attained at least age 55 and been credited with at least five years of service with the Company and (II) the combination of the Grantee’s age plus years of service is no less than 65; and (b) the Grantee has signed a non-competition agreement in a form acceptable to the Company.

6.	TAXES

The Grantee acknowledges that the delivery of Stock following vesting of the RSUs are subject to income and employment tax withholding obligations and that, in some cases, withholding obligations will arise before Stock is deliverable.  The Grantee shall make arrangements satisfactory to the Company for satisfying such withholding obligations.  For Grantees residing in the United States, Canada, Austria, Ireland, Italy, Germany, Spain and the United Kingdom, the Company will issue “net shares,” meaning that Stock will be withheld to cover estimated withholding tax liability.  Grantees residing in other countries are subject to the laws of the appropriate tax jurisdiction. No provision of the Plan, Award Letter, or these Standard Terms and Conditions shall be construed to transfer to the Company or any of its affiliates any responsibility of the Grantee to pay any income, employment, excise, or other taxes attributable to a RSU.

7.	THE PLAN; DEFINED TERMS; ENTIRE AGREEMENT

In addition to these Standard Terms and Conditions, the RSUs shall be subject to the terms of the Plan and the Award Letter, which are incorporated into these Standard Terms and Conditions by this reference.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan and the Award Letter, and the rules of construction set forth in the Plan shall also apply to these Standard Terms and Conditions.

The Award Letter, these Standard Terms and Conditions, and the Plan constitute the entire understanding between the Grantee and the Company regarding the RSUs.  Any prior agreements, commitments or negotiations concerning the RSUs are superseded.

8.	RESTRICTIONS ON RESALES

The Company may impose such restrictions, conditions and limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any Stock issued pursuant to the RSUs, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Grantee and other holders of awards granted under the Plan, (c) requiring acknowledgment and acceptance of these Standard Terms and Conditions, and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

9.

SECTION 409A

These Standard Terms and Conditions shall be interpreted consistent with the intent to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, such that there are no adverse tax consequences, interest or penalties as a result of any amount paid or payable as a result of the Award of the RSUs. Any ambiguity or inconsistency in the provisions of these Standard Terms and Conditions shall be resolved consistent with such intent.
10.	NO ASSIGNMENT

RSUs granted under the Plan may not be sold, transferred, pledged, assigned, exchanged, encumbered or otherwise alienated or hypothecated until the RSUs have vested and the corresponding Stock have been issued, except to the limited extent permitted by the Plan and approved by the Administrator in its sole discretion.

11.	GENERAL

If any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

The Grantee acknowledges that a copy of the Plan, the Plan prospectus, and Avnet’s most recent annual report to its shareholders has been delivered or made available to the Grantee.

Nothing in the Plan, the Award Letter, these Standard Terms and Conditions, or any other instrument executed pursuant to the Plan shall confer upon the Grantee any right to continue in the Company’s employ or service or limit in any way the Company’s right to terminate the Grantee’s employment or service at any time and for any reason.  As this grant was made in the absolute discretion of management and the Administrator, receipt of this Award does not confer upon the Grantee any right to future awards or participation in any equity compensation program.

Neither this Award nor any Stock issuable hereunder shall be included in compensation for purposes of determining the amount payable to or on behalf of the Grantee under any pension, savings, retirement, life insurance, severance or other employee or director benefits arrangement of the Company, unless otherwise determined by the plan sponsor.

The Plan, the Award Letter, and these Standard Terms and Conditions shall be governed, construed, interpreted and administered solely in accordance with the laws of the state of New York, without regard to principles of conflicts of law.

All questions arising under the Plan, the Award Letter and these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion.  It is expressly understood that the Administrator is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan, the Award Letter and these Standard Terms and Conditions. All such determinations shall be binding upon the Grantee.